EXHIBIT 99.1

Press Release dated December 16, 2013

RadNet Announces the Estimated Impact on 2014 Revenue From Changes in the Recently Announced Medicare Fee Schedules

LOS ANGELES, Dec. 16, 2013 (GLOBE NEWSWIRE) -- RadNet, Inc. (Nasdaq:RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 251 owned and operated outpatient imaging centers, today announced that it completed an initial analysis of changes for 2014 in the Medicare Physician Fee Schedule and the Hospital Outpatient Prospective Payment System (HOPPS) rates as determined by the Final Rule as released by the Centers for Medicare & Medicaid Services (CMS) on November 27th.

Based upon the recently released Medicare reimbursement schedules, RadNet estimates its 2014 Medicare revenue will be reduced by between $20 million and $22 million (1).

Dr. Howard Berger, President and Chief Executive Officer of RadNet, noted, "Medicare reimbursement, particularly for frequently performed MRI exams, was reduced more severely than in CMS' initial proposal released during the summer. At that time, as discussed on our second quarter financial results conference call, we estimated as much as a $15 million impact on our Medicare Revenue in 2014 based upon CMS' initial proposal. In the final rule, CMS more drastically cut the reimbursement of some of the more frequently performed MRI procedures as compared with CMS' initial proposal."

Dr. Berger added, "Although we are disappointed with the increased negative impact on our revenue from CMS's Final Rule, we previously announced a cost savings initiative designed to reduce our operating expenses by approximately $30 million on an annual basis. The opportunity for these cost savings comes about because of the relative scale of our operation and our ability to capture operating efficiencies as we grow. This is unique in our industry, which is mainly comprised of smaller operators and "mom and pop" competitors. We believe that over time these reductions in Medicare reimbursement will cause more of these smaller operators to close, effectively consolidating procedural volumes with the remaining imaging center owners that are able to withstand these pressures. We expect to ultimately benefit from this consolidation and contraction in industry capacity."

(1)     RadNet's estimates exclude any impact from changes in the Medicare Sustainable Growth Rate (SGR) formula. RadNet's analysis assumes the same conversion factor in 2014 as was applicable in 2013. This conversion factor is applied to Medicare Relative Value Units (RVUs) in the determination of reimbursement.

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 251 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,300 employees. For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related estimation of changes in Medicare reimbursement and its impact on RadNet. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in RadNet, Inc.'s filings with the Securities and Exchange Commission (the "SEC"). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, RadNet, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If RadNet, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to RadNet, Inc.'s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended.

CONTACT: RadNet, Inc.

  Mark Stolper, 310-445-2800

      Executive Vice President and Chief Financial Officer